Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2006 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph that describes the recapitalization of the Company) relating to the consolidated financial statements of NightHawk Radiology Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of NightHawk Radiology Holdings, Inc. and subsidiaries for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Boise, Idaho

April 25, 2006